Exhibit 99.1

FOR IMMEDIATE RELEASE

LUMBER LIQUIDATORS ANNOUNCES THAT RICHARD D. TADLER WILL STEP DOWN

FROM BOARD OF DIRECTORS

TOANO, VA, June 21, 2011 – Lumber Liquidators (NYSE: LL), the largest specialty retailer of hardwood flooring in the U.S., today announced that Richard D. Tadler has informed the Company that he will be stepping down from the Board of Directors effective June 30, 2011. Mr. Tadler joined the Board of Directors in 2004 when TA Associates, the private equity firm of which he is a Managing Director, originally invested in the Company. TA Associates divested its interest in the Company in 2009, precipitating Mr. Tadler’s decision to step down. Lumber Liquidators has begun the process to fill the vacancy created on the Board and expects to fill it with an outside director.

Jeffrey W. Griffiths, the Company’s Chief Executive Officer, commented, “Richard has been a valued adviser and friend to Lumber Liquidators since he joined the Board more than six and a half years ago. He stayed on with the Board of Directors long after TA Associates concluded its involvement with the Company and we greatly appreciate all of his contributions to our success. We will miss his considered counsel and thoughtful perspective. On behalf of everyone at Lumber Liquidators, I want to thank him for his service and wish him great success in his future endeavors.”

About Lumber Liquidators

With over 250 locations, Lumber Liquidators is North America’s largest specialty retailer of hardwood flooring. The Company features more than 340 first quality flooring varieties, including solid and engineered hardwood, bamboo, cork, laminate and resilient vinyl. Every location is staffed with flooring experts who can provide advice and useful information about Lumber Liquidators low priced product, much of which is in-stock and ready for delivery.

Named one of Forbes’ 100 Most Trustworthy Companies of 2010, the Company’s quality products—such as Bellawood Prefinished Hardwood and Morning Star Bamboo—regularly appear on popular television shows, such as Extreme Makeover: Home Edition and HGTV’s Dream Home.

For more information, please visit www.lumberliquidators.com or call 1.800.HARDWOOD. You can also follow the Company on Facebook and Twitter.

For further information contact:

Lumber Liquidators

Daniel Terrell/Ashleigh McDermott

Tel: 757.566.7512